EXHIBIT A-1

Cleco Corporation Consolidated
Statements of Operations — Consolidating
(Unaudited)

For the Year ended December 31, 2004
		Cleco		Cleco	Cleco			Cleco
	Cleco	Support	Cleco	Midstream	Innovations	CLE		Corporation
(Dollars)	Corporation	Group LLC	Power LLC	Consolidated	Consolidated	Resources Inc.	Eliminations	Consolidated

Operating revenue
Electric operations	$—	$—	$718,151,458	$—	$—	$—	$—	$718,151,458
Tolling operations	—	—	—	10,255,296	—	—	—	10,255,296
Energy trading, net	—	—	2,600	—	—	—	—	2,600
Energy operations	—	—	—	53,070	—	—	—	53,070
Other operations	4	199,360	30,162,274	61,832	60,000	—	(6,245)	30,477,225
Intercompany revenue	—	44,621,056	1,881,920	4,758,632	—	—	(43,494,803)	7,766,805

Gross operating revenue	4	44,820,416	750,198,252	15,128,830	60,000	—	(43,501,048)	766,706,454
Electric customer credits	—	—	(20,889,734)	—	—	—	—	(20,889,734)

Operating revenue, net	4	44,820,416	729,308,518	15,128,830	60,000	—	(43,501,048)	745,816,720

Operating expenses
Fuel used for electric generation	—	—	154,042,749	—	—	—	(292,287)	153,750,462
Power purchased for utility customers	—	—	267,371,237	—	—	—	—	267,371,237
Purchases for energy operations	—	147,232	—	207,884	—	—	(56,186)	298,930
Other operations	2,995,473	35,664,596	73,968,889	9,221,964	24,046	156,746	(38,355,042)	83,676,672
Maintenance	—	5,706,706	36,328,593	3,314,885	(233)	13	(4,432,824)	40,917,140
Depreciation	—	1,002,643	56,730,908	2,196,554	—	—	—	59,930,105
Restructuring charge	—	—	—	(160,891)	—	—	—	(160,891)
Impairments of long-lived assets	—	—	—	—	—	—	—	—
Taxes other than income taxes	374,663	1,427,281	36,735,135	281,841	7,670	181,320	(112,465)	38,895,445

Total operating expenses	3,370,136	43,948,458	625,177,511	15,062,237	31,483	338,079	(43,248,804)	644,679,100

Operating income (loss)	(3,370,132)	871,958	104,131,007	66,593	28,517	(338,079)	(252,244)	101,137,620
Interest income	12,849,839	—	3,560,792	49,075	498	692	(12,504,604)	3,956,292
Allowance for other funds used during construction	—	—	3,723,439	—	—	—	—	3,723,439
Equity income from investees	—	—	—	47,537,991	—	—	—	47,537,991
Other income	117,668	473	2,265,280	432	(233,349)	718,591	(636,453)	2,232,642
Other expense	932,606	(705,161)	(5,342,824)	(39,114)	50,621	—	705,724	(4,398,148)

Income (loss) before interest charges	10,529,981	167,270	108,337,694	47,614,977	(153,713)	381,204	(12,687,577)	154,189,836
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	18,171,706	(3,130)	29,689,119	17,764,254	27,326	330,354	(12,528,975)	53,450,654
Allowance for borrowed funds used during construction	—	—	(1,244,629)	—	—	—	—	(1,244,629)

Total interest charges	18,171,706	(3,130)	28,444,490	17,764,254	27,326	330,354	(12,528,975)	52,206,025

Income (loss) from continuing operations before income taxes	(7,641,725)	170,400	79,893,204	29,850,723	(181,039)	50,850	(158,602)	101,983,811
Federal and state income tax expense (benefit)	(2,778,903)	170,401	27,690,818	12,021,894	(69,620)	(1,011,803)	(158,602)	35,864,185

Income (loss) from continuing operations	(4,862,822)	(1)	52,202,386	17,828,829	(111,419)	1,062,653	—	66,119,626
Discontinued operations
Loss from discontinued operations, net of tax	—	—	—	(1,615,407)	—	—	—	(1,615,407)
Gain from disposal of segment, net of tax	—	—	—	1,685,259	—	—	—	1,685,259

Total income (loss) from discontinued operations	—	—	—	69,852	—	—	—	69,852

Net income (loss)	(4,862,822)	(1)	52,202,386	17,898,681	(111,419)	1,062,653	—	66,189,478
Preferred dividends requirements, net	2,216,050	—	—	—	—	—	—	2,216,050

Net income (loss) applicable to common stock	$(7,078,872)	$(1)	$52,202,386	$17,898,681	$(111,419)	$1,062,653	$(0)	$63,973,428